                                                                     EXHIBIT 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                              November 13, 1998

Borealis Technology Corporation
9790 Gateway Drive, Suite 200
Reno, NV 89511

     RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about November 13, 1998 in connection with the registration for resale under the Securities Act of 1933, as amended, of 18,575,490 shares of your Common Stock (plus an indeterminate number of additional shares of common stock relating to certain anti-dilution rights of preferred stock) (the "Shares"). As your legal counsel, we have also reviewed the proceedings taken in connection with the issuance of the Shares.

     It is our opinion that the Shares are validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                              Very truly yours,

                              WILSON, SONSINI, GOODRICH & ROSATI
                              Professional Corporation

                              /s/ WILSON SONSINI GOODRICH & ROSATI